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                       SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D. C.


                                    FORM 8-K


                            CURRENT REPORT PURSUANT
                         TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



  Date of Report (Date of Earliest Event Reported):       March 20, 1995


                         MORRISON KNUDSEN CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                                   Delaware
                 (State or Other Jurisdiction of Incorporation)



            I-8889                                       82-0393735
    (Commission File Number)                (I.R.S. Employer Identification No.)


  Morrison Knudsen Plaza, Boise, Idaho                      83729
(Address of Principal Executive Offices)                  (Zip Code)


                                (208) 386-5000
              (Registrant's Telephone Number, Including Area Code)






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ITEM 5.  OTHER MATERIAL IMPORTANT EVENTS.

         On March 20, 1995, the Company announced an increase to the previously announced preliminary unaudited net loss for the year ended December 31, 1994 to approximately $310 million. A copy of the press release is attached hereto as Exhibit A.

         On March 20, 1995, the Company announced that Acting Chairman William
P. Clark resigned from the Board of Directors of the Company. A copy of the press release is attached hereto as Exhibit B.

         On March 21, 1995, Zbigniew Brzezinski resigned as a Director of the Company.


                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        MORRISON KNUDSEN CORPORATION
                                        (Registrant)



March 24, 1995                          By:    /s/ Stephen G. Hanks
                                            ---------------------------------
                                               Stephen G. Hanks
                                               Executive Vice President and
                                               Chief Legal Officer






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                                   EXHIBIT A
MORRISON KNUDSEN CORPORATION                                        NEWS RELEASE

Morrison Knudsen Plaza/P. O. Box 73
Boise, Idaho  83729
Telex:  368439/Phone:  (208) 386-5387           For Further Information Contact:
Fax:  (208) 386-5065                                    Corporate Communications

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FOR RELEASE:
                                 MARCH 20, 1995

        MK REVISES PRELIMINARY 1994 NET LOSS ESTIMATE TO $310 MILLION

         BOISE -- Morrison Knudsen Corporation announced today that additional provisions for anticipated losses on uncompleted contracts are expected to cause the preliminary unaudited net loss for the year ended December 31, 1994 to increase to approximately $310 million, up $135 million from an earlier estimate. The revised, preliminary net loss for the fourth quarter is approximately $275 million.
         The company said the increased estimate is primarily due to anticipated losses in its Transit Group. The loss reserves cover increased costs associated with engineering changes and materials acquisition, as well as contingencies to cover estimated delays in deliveries, principally associated with two contracts: one for the design, engineering and manufacture of 113 intercity and commuter cars for Caltrans, and a second contract with Amtrak for 50 sleeper cars.
         Increased loss reserves and write-downs in the company's 65% owned subsidiary, MK Rail Corporation, its Infrastructure Group and its Cleveland-based Engineering, Construction and Environmental Group also increased the estimated loss.
         MK said it expects to announce its final results at the end of March. The company also said constructive discussions with its banks remain actively in progress.
         Morrison Knudsen Corporation (MRN-NYSE), which had a backlog of business at the end of 1994 of $4.0 billion, serves the world's construction, mining, transportation, environmental and industrial and power markets as an engineer, contractor and manufacturer.

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                                   EXHIBIT B

MORRISON KNUDSEN CORPORATION                                       NEWS RELEASE

Morrison Knudsen Plaza/P. O. Box 73
Boise, Idaho  83729
Telex:  368439/Phone:  (208) 386-5387          For Further Information Contact:
Fax:  (208) 386-5065                                   Corporate Communications

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FOR RELEASE:
                                MARCH 20, 1995

             WILLIAM P. CLARK STEPS DOWN AS MK'S ACTING CHAIRMAN
                 BOARD TO NAME PERMANENT CHAIRMAN BY YEAR END


         BOISE -- Morrison Knudsen Corporation announced today that Acting Chairman William P. Clark has resigned from the company's Board of Directors to return to prior family and professional commitments.
         Clark, 63, joined Morrison Knudsen's Board in 1994 and agreed to serve as temporary chairman six weeks ago following the resignation of former MK CEO, William J. Agee. Clark said he accepted the position on an emergency basis to determine the true facts surrounding the company's operational and financial condition and to put in place a new management team. "Both purposes have been met," said Clark in a letter delivered today to employees and shareholders.
         In the letter, Clark also commended "courageous employees -- active and retired -- who came forward to reveal relevant facts and opinions in the vital interest of the company." To all employees he said, "you have demonstrated you have the ability to return Morrison Knudsen to its former world prominence."
         A Board spokesman said the Board appreciated Clark's agreement to serve as acting chairman during this critical period and understood his desire to return to his ranch. He added that a permanent chairman is expected to be named by year-end and that search is underway.
         Clark saluted MK's new management team in his resignation letter. "Under the leadership of President and Chief Executive Officer Bob Tinstman, they are working around the clock with the Company's bankers, consultants and lawyers to ensure the successful future of this 83 year old institution," he said.
         Morrison Knudsen Corporation (MRN-NYSE), founded in 1912, serves the world's construction, engineering, mining, environmental, industrial, power and operations & maintenance markets as an engineer, contractor and manufacturer.

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